For the semi-annual period ended June 30, 2010
File number 811-06674



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


      An Annual Meeting of Stockholders was held on June 9, 2010.
At such meeting the stockholders elected three Class I Directors.


a)	Approval of Class I Director

			Affirmative		 Shares
			votes cast 		Withheld

John A. Bult		14,481,436.01		4,155,680.28
Edward Y. Baker		14,438,722.25       	4,198,394.04
Vincent Duhamel		14,570,821.03      	4,066,295.27